Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 2, 2024, with respect to the consolidated financial statements of Innovex Downhole Solutions, Inc. included in the Current Report of Innovex International, Inc. on Form 8-K/A filed on September 16, 2024, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

September 17, 2024